Exhibit 99.1
Accel Entertainment, Inc. Announces Completion of Exchange Offer

CHICAGO - August 14, 2020 - Accel Entertainment, Inc. (NYSE: ACEL) (the “Company”) announced today the completion of its previously announced exchange offer (the “Offer”) relating to outstanding warrants to purchase shares of its Class A-1 Common Stock. The Offer expired at 11:59 p.m., Eastern Standard Time, on August 11, 2020 (the “Expiration Date”).

A total of 7,189,990 warrants were validly tendered and not withdrawn prior to the Expiration Time, representing approximately 99.93% of the total warrants outstanding. On August 14, 2020, Accel accepted all such warrants and expects to issue an aggregate of 1,797,474 shares of Class A-1 Common Stock in exchange for the warrants tendered. Delivery of the shares to be issued in exchange for the warrants will be made promptly.

This press release is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, the securities described herein, and is also not a solicitation of the related consents. The Offer was made only pursuant to the terms and conditions of the Prospectus/Offer to Exchange and related letter of transmittal.

About the Company
Accel is a leading distributed gaming operator in the United States on an Adjusted EBITDA basis, and a preferred partner for local business owners in the Illinois market. Accel’s business consists of the installation, maintenance and operation of VGTs, redemption devices that disburse winnings and contain ATM functionality, and other amusement devices in authorized non-casino locations such as restaurants, bars, taverns, convenience stores, liquor stores, truck stops, and grocery stores.

Forward looking statements
This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “target,” “plan,” “outlook” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”). All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law. The Company cautions you that these forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Registration Statement on Form S-4, filed July 14, 2020, as amended on August 11, 2020, and in the Company’s periodic filings with the SEC, which are available publicly on the SEC’s website at www.sec.gov.

Media:
Eric Bonach
Abernathy MacGregor
212-371-5999

ejb@abmac.com